Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-283969

Pricing Supplement dated June 16, 2026 to the
Product Supplement MLN-EI-1 dated February 26, 2025,
Product Supplement MLN-ES-ETF-1 dated February 26, 2025,
Underlier Supplement dated February 26, 2025 and
Prospectus dated February 26, 2025
The Toronto-Dominion Bank
$806,000
Leveraged Contingent Absolute Return Buffered Notes Linked to the Least Performing of the Nasdaq-100 Index®, the
shares of the iShares® Semiconductor ETF and the S&P 500® Index Due December 21, 2027

The Toronto-Dominion Bank (“TD” or “we”) has offered the Leveraged Contingent Absolute Return Buffered Notes (the “Notes”) linked to the least performing of the Nasdaq-100 Index®, the shares of the iShares® Semiconductor ETF and the S&P 500® Index (each, a “Reference Asset” and together, the “Reference Assets”). We also refer to an exchange-traded fund as an “ETF”, a Reference Asset that is a share of an ETF as an “Equity Reference Asset” and a Reference Asset that is an index as an “Index Reference Asset”.
The Notes provide 200.00% leveraged participation in the positive return of the Least Performing Reference Asset if the value of each Reference Asset increases from its Initial Value to its Final Value. The “Least Performing Reference Asset” is the Reference Asset with the lowest Percentage Change (the “Least Performing Percentage Change”). The “Percentage Change” for each Reference Asset is the quotient, expressed as a percentage, of (i) its Final Value minus its Initial Value divided by (ii) its Initial Value.
If the Final Value of any Reference Asset is less than or equal to its Initial Value and the Final Value of each Reference Asset is greater than or equal to 85.00% of its Initial Value, which we refer to as the Buffer Value, the Notes provide a positive return equal to the absolute value of the negative return of the Least Performing Reference Asset (the “Contingent Absolute Return”).
If, however, the Final Value of any Reference Asset is less than its Buffer Value, investors will not receive the Contingent Absolute Return and, instead, will suffer a percentage loss on their initial investment that is equal to the percentage decline of the Least Performing Reference Asset in excess of 15.00% (the “Buffer Amount”). Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value in excess of the Buffer Amount, and may lose up to 85.00% of their Principal Amount. Any payment on the Notes is subject to our credit risk.

Investors are exposed to the market risk of each Reference Asset on the Valuation Date and any decline in the value of one Reference Asset will not be offset or mitigated by a lesser decline or potential increase in the value of any other Reference Asset. The Notes do not guarantee the return of the Principal Amount and investors may lose up to 85.00% of their investment in the Notes if the Final Value of any Reference Asset is less than its Buffer Value. Any payment on the Notes is subject to our credit risk.

The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States. The Notes will not be listed or displayed on any securities exchange or electronic communications network.
The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P6 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-7 of the product supplement MLN-EI-1 and the product supplement MLN-ES-ETF-1, each dated February 26, 2025 (together, the “product supplements”) and “Risk Factors” on page 1 of the prospectus dated February 26, 2025 (the “prospectus”).
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product supplements, the underlier supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on the Issue Date against payment in immediately available funds.
The estimated value of your Notes at the time the terms of your Notes were set on the Pricing Date was $969.30 per Note, as discussed further under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page P9 and “Additional Information Regarding the Estimated Value of the Notes” on page P-26 of this pricing supplement. The estimated value is less than the public offering price of the Notes.
	Public Offering Price[1]	Underwriting Discount1 2	Proceeds to TD2
Per Note	$1,000.00	$0.4932*	$999.5068*
Total	$806,000.00	$397.50	$805,602.50
*	Rounded to the nearest hundredth of a cent.
[1]
Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may have agreed to forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts may have been as low as $996.25 (99.625%) per Note.

[2]
TD Securities (USA) LLC (“TDS”) will receive a commission of $3.75 (0.375%) per Note with respect to a portion of the Notes and will use all of that commission to allow selling concessions to other dealers in connection with the distribution of the Notes. Such other dealers may resell the Notes to other securities dealers at the Principal Amount less a concession not in excess of $3.75 per Note. The total “Underwriting Discount” and “Proceeds to TD” specified above reflect the aggregate of the underwriting discount at the time TD established any hedge positions on or prior to the Pricing Date, which was variable and fluctuated depending on market conditions at such times. TD will also periodically pay one or more unaffiliated dealers a structuring fee and/or marketing fee of $8.75 per Note with respect to $700,000.00 aggregate Principal Amount of the Notes and $5.00 per Note with respect to $106,000.00 aggregate Principal Amount of the Notes. In no event did the total fee and commission exceed $8.75 for any Note. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

The public offering price, underwriting discount and proceeds to TD listed above relate to the Notes we issue initially. We may decide to sell additional Notes after the date of this pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Notes will depend in part on the public offering price you pay for such Notes.

TD SECURITIES (USA) LLC	P-1

Leveraged Contingent Absolute Return Buffered Notes Linked to the Least Performing of the Nasdaq-100 Index®, the shares of the iShares® Semiconductor ETF and the S&P 500® Index Due December 21, 2027

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product supplements, the underlier supplement and the prospectus.
Issuer:	TD
Issue:	Senior Debt Securities, Series H
Type of Note:	Leveraged Contingent Absolute Return Buffered Notes
Term:	Approximately 18 months
Reference Assets:
The Nasdaq-100 Index® (Bloomberg ticker: NDX, “NDX”), the shares of the iShares® Semiconductor ETF (Bloomberg ticker: SOXX UQ, “SOXX”) and the S&P 500® Index (Bloomberg ticker: SPX, “SPX”). We also refer to SOXX as an “Equity Reference Asset” and NDX and SPX as an “Index Reference Asset”.

CUSIP / ISIN:	89115NAL8 / US89115NAL82
Agent:	TDS
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Principal Amount:	$1,000 per Note
Pricing Date:	June 16, 2026
Issue Date:
June 22, 2026, which is the third DTC settlement day following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one DTC settlement day (“T+1”), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to one DTC settlement day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three DTC settlement days (“T+3”), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Valuation Date:	December 16, 2027, subject to postponement upon the occurrence of a market disruption event as described in the accompanying product supplements.
Maturity Date:	December 21, 2027, subject to postponement upon the occurrence of a market disruption event as described in the accompanying product supplements.

TD SECURITIES (USA) LLC	P-2

Payment at Maturity:
For each Note, we will pay you on the Maturity Date an amount in cash equal to:
●    If the Final Value of each Reference Asset is greater than its Initial Value:
Principal Amount + (Principal Amount × Least Performing Percentage Change × Leverage Factor)
●   If the Final Value of any Reference Asset is less than or equal to its Initial Value and the Final Value of each Reference Asset is greater than or equal to its Buffer Value:
Principal Amount + (Principal Amount × Contingent Absolute Return)
In this scenario, due to the Buffer Level, the positive return from the Contingent Absolute Return will not exceed 15.00%.
●    If the Final Value of any Reference Asset is less than its Buffer Value:
Principal Amount + [Principal Amount × (Least Performing Percentage Change + Buffer Amount)]
If the Final Value of any Reference Asset is less than its Buffer Value, investors will not receive the Contingent Absolute Return and, instead, will suffer a percentage loss on their initial investment that is equal to the Least Performing Percentage Change, subject to the Buffer Amount. Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value in excess of the Buffer Amount, and may lose up to 85.00% of their Principal Amount. Any payment on the Notes is subject to our credit risk.
All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward, as appropriate, to the nearest cent.

Percentage Change:	For each Reference Asset, the Percentage Change is the quotient, expressed as a percentage, of the following formula: Final Value – Initial Value Initial Value
Initial Value:
With respect to NDX: 29,968.13.
With respect to SOXX: $591.24.
With respect to SPX: 7,511.35.
The Initial Value of each Reference Asset equals its Closing Value on the Pricing Date, as determined by the Calculation Agent and, with respect to an Equity Reference Asset, subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement MLN-ES-ETF-1.

Closing Value:
With respect to an Index Reference Asset (or any “successor index” thereto, as defined in the product supplement MLN-EI-1) on any Trading Day, the Closing Value will be its closing value published by its sponsor (its “Index Sponsor”) as displayed on the relevant Bloomberg Professional® service (“Bloomberg”) page or any successor page or service.
With respect to an Equity Reference Asset, the Closing Value will be the closing sale price or last reported sale price (or, in the case of Nasdaq, the official closing price) for that Equity Reference Asset on a per-share or other unit basis, on any Trading Day for that Equity Reference Asset or, if such Equity Reference Asset is not quoted on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of such Equity Reference Asset.

Final Value:	For each Reference Asset, the Closing Value of such Reference Asset on its Valuation Date.
Buffer Amount:	15.00%, which is equal to the percentage by which the Buffer Value of each Reference Asset is less than its respective Initial Value.
Buffer Value:	With respect to NDX: 25,472.9105 (85.00% of its Initial Value). With respect to SOXX: $502.554 (85.00% of its Initial Value).

TD SECURITIES (USA) LLC	P-3

With respect to SPX: 6,384.6475 (85.00% of its Initial Value).
The Buffer Value for each Reference Asset is determined by the Calculation Agent and, with respect to an Equity Reference Asset, is subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement MLN-ES-ETF-1.

Least Performing Reference Asset:	The Reference Asset with the lowest Percentage Change as compared to the Percentage Change of any other Reference Asset.
Least Performing Percentage Change:	The Percentage Change of the Least Performing Reference Asset.
Leverage Factor:	200.00%
Contingent Absolute Return:	The absolute return of the Least Performing Percentage Change (e.g., a -5.00% Least Performing Percentage Change will equal a 5.00% Contingent Absolute Return).
Trading Day:
With respect to an Equity Reference Asset, a day on which the principal trading market(s) for such Reference Asset is scheduled to be open for trading, as determined by the Calculation Agent.
With respect to an Index Reference Asset, a day on which the NYSE and the Nasdaq Stock Market, or their successors, are scheduled to be open for trading, as determined by the Calculation Agent.

Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
U.S. Tax Treatment:
By purchasing the Notes, you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the Notes, for U.S. federal income tax purposes, as prepaid derivative contracts with respect to the Reference Assets. Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, as a constructive ownership transaction under Section 1260 of the Code (as defined herein) or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences” herein and in the product supplements.

Canadian Tax Treatment:
Please see the discussion herein under “Canadian Taxation”, which applies to the Notes. We will not pay any additional amounts as a result of any withholding required by reason of the rules governing hybrid mismatch arrangements contained in sections 12.7 and 18.4 of the Canadian Tax Act (as defined under “Canadian Taxation” herein), as such rules may be amended from time to time.

Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Canadian Bail-in:	The Notes are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.
Change in Law Event:	Applicable, as described in the applicable product supplement.

TD SECURITIES (USA) LLC	P-4

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the product supplement MLN-EI-1 and the product supplement MLN-ES-ETF-1 (together, the “product supplements”) and the underlier supplement (the “underlier supplement”), relating to our Senior Debt Securities, Series H, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the applicable product supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the applicable product supplement; third, the underlier supplement; and last, the prospectus. The Notes vary from the terms described in the product supplements in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” herein, “Additional Risk Factors Specific to the Notes” in the product supplements and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
■	Prospectus dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000119312525036639/d931193d424b5.htm
■	Underlier Supplement dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000114036125006121/ef20044458_424b3.htm
■	Product Supplement MLN-EI-1 dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000114036125006123/ef20044459_424b3.htm
■	Product Supplement MLN-ES-ETF-1 dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000114036125006132/ef20044456_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC	P-5

Additional Risk Factors
The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these and other risks, please see “Additional Risk Factors Specific to the Notes” in the product supplements and “Risk Factors” in the prospectus.
Investors should consult their investment, legal, tax, accounting and other advisors as to the risks concerning an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Risks Relating to Return Characteristics
Your Investment in the Notes May Result in a Loss.
The Notes do not guarantee the return of the Principal Amount and investors may lose up to 85.00% of their investment in the Notes. Specifically, if the Final Value of any Reference Asset is less than its Buffer Value, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value in excess of the Buffer Amount, and may lose up to 85.00% of their Principal Amount.
The Return on Your Notes May Change Significantly Despite Only a Small Change in the Final Value.
If the Final Value of the Least Performing Reference Asset is less than its Buffer Value, you will not receive any Contingent Absolute Return and, instead, you will receive less than the Principal Amount of your Notes and you could lose up to 85.00% of your investment in the Notes. This means that while a decrease of the Least Performing Reference Asset to a Final Value that is equal to its Buffer Value will result in a positive return on the Notes equal to the Contingent Absolute Return, any additional decrease in the Final Value of the Least Performing Reference will instead result in a loss of 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value in excess of the Buffer Amount.
The Notes Do Not Pay Interest and Your Return on the Notes May Be Less Than the Return on a Conventional Debt Security of Comparable Maturity.
There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having a comparable maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return on the Notes is positive, your return may be less than the return you would earn if you bought a conventional, interest-bearing senior debt security of TD of comparable maturity. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
Your Potential Return From the Contingent Absolute Return Is Limited by the Buffer Value and the Contingent Absolute Return Feature is Not the Same as Taking a Short Position Directly in the Reference Asset Constituents.
The opportunity to benefit from any decline in the value of the Reference Assets through an investment in the Notes is limited because of the Buffer Value, and you will not benefit from any decline in the value of the Least Performing Reference Asset below the Buffer Value. Further, even if the Final Value of the Least Performing Reference Asset is less than its Initial Value and greater than or equal to the Buffer Value, the return on the Notes will not reflect the return you would realize if you actually took a short position directly in the or the stocks comprising any Reference Asset (the “Reference Asset Constituents”). In addition, to maintain a short position in a Reference Asset Constituent, you would have to pay dividend payments (if any) to the entity that lends you the Reference Asset Constituent for your short sale, and you could receive certain interest payments (the short interest rebate) from the lender.
The Payment at Maturity Is Not Linked to the Value of Any Reference Asset at Any Time Other Than the Valuation Date.
The Final Value of each Reference Asset will be based on its Closing Value on the Valuation Date. Therefore, if the Closing Value of any Reference Asset dropped precipitously on the Valuation Date, the Payment at Maturity for your Notes may be significantly less than it would have been had the Payment at Maturity been linked to the Closing Values of the Reference Assets prior to such drop. Although the actual Closing Values of the Reference Assets on the Maturity Date or at other times during the term of your Notes may be higher than their Closing Values on the Valuation Date, your return is based only on the Closing Value of the Least Performing Reference Asset on the Valuation Date.
Risks Relating to Characteristics of the Reference Assets
There Are Market Risks Associated With Each Reference Asset.
The value of each Reference Asset can rise or fall sharply due to factors specific to such Reference Asset, its Reference Asset Constituents and their issuers (the “Reference Asset Constituent Issuers”) and, with respect to an Equity Reference Asset, its investment adviser (its “Investment Adviser”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the Reference Assets for your Notes. For additional information, see “Information Regarding the Reference Assets” in this pricing supplement. We urge you to review financial and other information filed periodically by any Investment Adviser with the SEC.

TD SECURITIES (USA) LLC	P-6

Investors Are Exposed to the Market Risk of Each Reference Asset on the Valuation Date.
Your return on the Notes is not linked to a basket consisting of the Reference Assets. Rather, it will be contingent upon the performance of each Reference Asset. Unlike an instrument with a return linked to a basket of indices, common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each Reference Asset on the Valuation Date. Poor performance by any Reference Asset over the term of the Notes will negatively affect your return and will not be offset or mitigated by a positive performance by any other Reference Asset. For instance, if the Final Value of any Reference Asset is less than its Buffer Value, you will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value in excess of the Buffer Amount, even if the Final Value of another Reference Asset has not declined as much. Accordingly, your investment is subject to the market risk of each Reference Asset.
Because the Notes Are Linked to the Least Performing Reference Asset, You Are Exposed to a Greater Risk of Losing Some or Almost All of Your Initial Investment at Maturity Than if the Notes Were Linked to a Single Reference Asset or Fewer Reference Assets.
The risk that you will lose some or almost all of your initial investment in the Notes is greater if you invest in the Notes than the risk of investing in substantially similar securities that are linked to the performance of only one Reference Asset or fewer Reference Assets. With more Reference Assets, it is more likely that the Final Value of any Reference Asset will be less than its Buffer Value on the Valuation Date than if the Notes were linked to a single Reference Asset or fewer Reference Assets.
In addition, the lower the correlation is between the performance of a pair of Reference Assets, the more likely it is that one of the Reference Assets will decline in value to a Final Value that is less than its Buffer Value. Although the correlation of the Reference Assets’ performance may change over the term of the Notes, the economic terms of the Notes, including the Leverage Factor and Buffer Values are determined, in part, based on the correlation of the Reference Assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, a higher Leverage Factor and lower Buffer Values are generally associated with lower correlation of the Reference Assets. Therefore, if the performance of a pair of Reference Assets is not correlated to each other or is negatively correlated, the risk that the Final Value of any Reference Asset will be less than its Buffer Value is even greater despite a lower Buffer Value. Therefore, it is more likely that you will lose some or almost all of your initial investment at maturity.
We Have No Affiliation With Any Index Sponsor or Investment Adviser and Will Not Be Responsible for Any Actions Taken by Any Index Sponsor or Investment Adviser.
No Index Sponsor or Investment Adviser is an affiliate of ours and no such entity will be involved in any offering of the Notes in any way. Consequently, we have no control of any actions of any Index Sponsor or Investment Adviser, including any actions of the type that could adversely affect the value of the applicable Reference Asset or any amounts payable on the Notes. No Index Sponsor or Investment Adviser has any obligation of any sort with respect to the Notes. Thus, no Index Sponsor or Investment Adviser has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Notes. None of our proceeds from any issuance of the Notes will be delivered to any Index Sponsor or Investment Adviser, except to the extent that we are required to pay an Index Sponsor licensing fees with respect to the applicable Reference Asset.
The Value of an Equity Reference Asset May Not Completely Track Its NAV.
The net asset value (“NAV”) of an ETF, including an Equity Reference Asset, may fluctuate with changes in the market value of its Reference Asset Constituents. The market values of an ETF may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchange(s). Furthermore, the Reference Asset Constituents may be unavailable in the secondary market during periods of market volatility, which may make it difficult for market participants to accurately calculate the intraday NAV per share of the applicable Equity Reference Asset and may adversely affect the liquidity and prices of such Equity Reference Asset, perhaps significantly. For any of these reasons, the market value of an Equity Reference Asset may differ from its NAV per share and may trade at, above or below its NAV per share.
Adjustments to an Equity Reference Asset Could Adversely Affect the Notes.
The Investment Adviser (as specified under “Information Regarding the Reference Assets”) for each Equity Reference Asset is responsible for calculating and maintaining the applicable Equity Reference Asset. An Investment Adviser can add, delete or substitute the Reference Asset Constituents for its Equity Reference Asset. An Investment Adviser may make other methodological changes to its Equity Reference Asset that could change the value of such Equity Reference Asset at any time. If one or more of these events occurs, the Closing Value of such Equity Reference Asset may be adjusted to reflect such event or events, which could adversely affect whether and the extent to which any amounts may be payable on the Notes and/or the market value of the Notes.
The Nasdaq-100 Index® and S&P 500® Index Reflects Price Return, not Total Return.
The return on the Notes is based on the performance of the Nasdaq-100 Index® and S&P 500® Index, which reflects the changes in the market prices of its Reference Asset Constituents. The Nasdaq-100 Index® and S&P 500® Index is not a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on its Reference Asset Constituents. The return on the Notes will not include such a total return feature or dividend component.

TD SECURITIES (USA) LLC	P-7

Changes that Affect the Index Reference Assets May Adversely Affect the Market Value of, and Return on, the Notes.
The policies of each Index Sponsor concerning the calculation of the applicable Index Reference Asset, additions, deletions or substitutions of the Reference Asset Constituents and the manner in which changes affecting those Reference Asset Constituents, such as stock dividends, reorganizations or mergers, may be reflected in the applicable Index Reference Asset and could adversely affect the market value of, and return on, the Notes. The market value of, and return on, the Notes could also be affected if an Index Sponsor changes these policies, for example, by changing the manner in which it calculates the applicable index Reference Asset, or if an Index Sponsor discontinues or suspends calculation or publication of the applicable Index Reference Asset. If events such as these occur, the Calculation Agent may select a successor index or take other actions as discussed in the product supplement and, notwithstanding these adjustments, the market value of, and return on, the Notes may be adversely affected.
Changes that Affect the Target Index of the iShares® Semiconductor ETF Will Affect the Market Value of, and Return on, the Notes.
The iShares® Semiconductor ETF is an ETF that seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of its Target Index (as specified herein). The policies of the sponsor of its Target Index (an “Index Sponsor”) concerning the calculation of its Target Index, additions, deletions or substitutions of the components of its Target Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in its Target Index and, therefore, could adversely affect the return on the Notes and the market value of the Notes prior to maturity. The market value of, and return on, the Notes could also be affected if the sponsor of its Target Index changes these policies, for example, by changing the manner in which it calculates its Target Index. Some of the risks that relate to a Target Index of an ETF include those discussed in the product supplement MLN-ES-ETF-1, which you should review.
The Performance of the iShares® Semiconductor ETF May Not Correlate With That of Its Target Index.
The performance of the iShares® Semiconductor ETF may not exactly replicate the performance of its Target Index because the iShares® Semiconductor ETF will reflect transaction costs and fees that are not included in the calculation of its Target Index. It is also possible that the iShares® Semiconductor ETF may not fully replicate or may in certain circumstances diverge significantly from the performance of its Target Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the iShares® Semiconductor ETF, differences in trading hours between the iShares® Semiconductor ETF and its Target Index or due to other circumstances.
There Are Liquidity and Management Risks Associated with an ETF and the iShares® Semiconductor ETF Utilizes a Passive Indexing Investment Approach.
 Although shares of the iShares® Semiconductor ETF are listed for trading on a securities exchange and a number of similar products have been traded on various exchanges for varying periods of time, there is no assurance that an active trading market will continue for such shares or that there will be liquidity in that trading market. The iShares® Semiconductor ETF is subject to management risk, which is the risk that its Investment Adviser’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Additionally, the iShares® Semiconductor ETF is not managed according to traditional methods of “active” investment management, which involves the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, utilizing a “passive” or indexing investment approach, it attempts to approximate the investment performance of its Target Index by investing in Reference Asset Constituents that generally replicate its Target Index. Therefore, unless a specific stock is removed from its Target Index, the iShares® Semiconductor ETF generally would not sell a stock because that stock’s issuer was in financial trouble.
The Notes are Subject to Risks Associated with Mid-Capitalization Companies.
The Notes are subject to risks associated with mid-capitalization companies because the Reference Asset Constituents of the iShares® Semiconductor ETF are considered mid-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore such index may be more volatile than an index in which a greater percentage of its constituents are issued by large-capitalization companies. Stock prices of mid-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of mid-capitalization companies may be thinly traded. In addition, mid-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Mid-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

TD SECURITIES (USA) LLC	P-8

The Notes Are Subject to Risks Associated With the Semiconductor Industry.
The Notes are subject to risks associated with the semiconductor sector because the iShares® Semiconductor ETF is comprised of the stocks of companies in the semiconductor industry. All or substantially all of the constituents of the iShares® Semiconductor ETF are issued by companies whose primary line of business is directly associated with the semiconductor sector. Market or economic factors impacting semiconductor companies and companies that rely heavily on technological advances could have a major effect on the value of the iShares® Semiconductor ETF’s investments. The value of stocks of semiconductor companies and companies that rely heavily on technology is particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation and competition, both domestically and internationally, including competition from non-U.S. competitors with lower production costs. Stocks of semiconductor companies and companies that rely heavily on technology, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Semiconductor companies are heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability. Additionally, companies in the semiconductor sector may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel.
The Notes May Be Subject to Non-U.S. Currency Exchange Rate Risk.
The Reference Asset Constituents held by the iShares® Semiconductor ETF may be traded and quoted in non-U.S. currencies on non-U.S. markets. The prices of such Reference Asset Constituents that are quoted and traded in a currency other than U.S. dollars are converted into U.S. dollars for purposes of calculating the price of the iShares® Semiconductor ETF. As a result, holders of the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which such Reference Asset Constituents are denominated. The values of the currencies of such Reference Asset Constituents may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. The price of the iShares® Semiconductor ETF will depend on the extent to which the relevant non-U.S. currencies, if any, strengthen or weaken against the U.S. dollar and the relative weight of each non-U.S. Reference Asset Constituent. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of such Reference Asset Constituents, and therefore the price of the iShares® Semiconductor ETF, will be adversely affected and the value of, and return on, the Notes may decrease.
The U.K. Financial Conduct Authority and regulators from other countries are in the process of investigating the potential manipulation of published currency exchange rates. If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been. Any such manipulation could have an adverse impact on the market value of, and return on, your Notes and the trading market for your Notes. In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations. Any such changes or reforms could also adversely impact your Notes.
The Notes are Subject to Risks Associated with Non-U.S. Securities.
The Notes are subject to risks associated with non-U.S. securities because the iShares® Semiconductor ETF includes Reference Asset Constituents that are issued by non-U.S. companies. Market developments may affect non-U.S. companies differently from U.S. companies and direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. Securities issued by non-U.S. companies are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the applicable Reference Asset Constituents include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
Additionally, pursuant to certain executive orders, U.S. persons are prohibited from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the military, intelligence and security apparatus of the People’s Republic of China. The prohibition also covers any securities that are derivative of, or are designed to provide investment exposure to, such securities. In response to this, the sponsor of the Target Index of the iShares® Semiconductor ETF, as defined herein, publicly announced that it removed the equity securities of a small number of companies from such Target Index and the Investment Adviser of the iShares® Semiconductor ETF also publicly announced that it removed affected stocks from such ETF. If the issuer of any existing Reference Asset Constituent of such ETF is in the future designated as such a prohibited company, the value of such Reference Asset Constituent may be adversely affected, perhaps significantly, which would adversely affect the performance of its Target Index and such ETF. In addition, under these circumstances, the sponsor of the Target Index and the Investment Adviser of the iShares® Semiconductor ETF have publicly announced that they intend to remove any such Reference Asset Constituent from its Target Index and such ETF, respectively. Any changes to the composition of the iShares® Semiconductor ETF or its Target Index in response to the executive orders described above could adversely affect the performance of such ETF and, therefore, the market value of, and return on, the Notes.
Risks Relating to Estimated Value and Liquidity
The Estimated Value of Your Notes Is Less Than the Public Offering Price of Your Notes.
The estimated value of your Notes is less than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.

TD SECURITIES (USA) LLC	P-9

The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
The estimated value of your Notes is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional, fixed-rate debt securities and the borrowing rate we would pay for our conventional, fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed-rate debt securities, or the borrowing rate we would pay for our conventional, fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.
The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different From the Pricing Models of Other Financial Institutions.
The estimated value of your Notes is based on our internal pricing models when the terms of the Notes are set, which take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially less than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.
The estimated value of the Notes is not a prediction of the prices at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be less than the public offering price of your Notes. As a result, the price at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be less than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.
The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if the Agent makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which the Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
The Underwriting Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, any underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or electronic communications network. The Agent or another one of our affiliates may make a market for the Notes; however, it is not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
If you are able to sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the value of the then-current least performing Reference Asset, and as a result, you may suffer substantial losses.

TD SECURITIES (USA) LLC	P-10

If the Value of Any Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of any of the Reference Assets. Any payment on the Notes will be based solely on the Final Value of the Least Performing Reference Asset on the Valuation Date. Changes in the value of any Reference Asset may not result in a comparable change in the market value of your Notes. Even if the Closing Value of each Reference Asset performs favorably to you during the term of the Notes, the market value of your Notes may not increase by the same amount and could decline.
Risks Relating to Hedging Activities and Conflicts of Interest
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the Payment at Maturity on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions and may have a conflict of interest if it needs to make certain decisions. For example, the Calculation Agent may have to determine whether a market disruption event affecting a Reference Asset has occurred, and make certain adjustments if certain events occur, which may, in turn, depend on the Calculation Agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent may affect the return on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information on the Calculation Agent’s role, see “General Terms of the Notes—Role of Calculation Agent” in the product supplements.
You Will Have Limited Anti-Dilution Protection and, in Certain Situations, Including a Change in Law Event, Your Return on the Notes May be Based on a Substitute Reference Asset.
The Calculation Agent may adjust the Initial Value, and therefore the Buffer Value of an Equity Reference Asset for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect such Equity Reference Asset, but only in the situations we describe in “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement MLN-ES-ETF-1. The Calculation Agent will not be required to make an adjustment for every event that may affect an Equity Reference Asset. Furthermore, in certain situations, such as when a Reference Asset undergoes a Reorganization Event or a Reference Asset is delisted, such Reference Asset may be replaced by distribution property or a substitute equity security, as discussed more fully in the product supplement MLN-ES-ETF-1 under “General Terms of the Notes”. Similarly, the Calculation Agent may select a Substitute Equity Security if a Change in Law Event (as defined in the product supplement) occurs with respect to a Reference Asset. Notwithstanding the Calculation Agent’s ability to make adjustments to the terms of the Notes and the Reference Assets, those events or other actions affecting a Reference Asset, or a third party may nevertheless adversely affect the price of the applicable Reference Asset and, therefore, adversely affect the market value of, and return on, your Notes.
The Valuation Date and the Maturity Date Are Subject to Market Disruption Events and Postponements.
The Valuation Date, and therefore the Maturity Date, are subject to postponement due to the occurrence of one or more market disruption events. For a description of what constitutes a market disruption event as well as the consequences of a market disruption event, see “General Terms of the Notes — Market Disruption Events” in the product supplements. A market disruption event for a particular Reference Asset will not constitute a market disruption event for any other Reference Asset.
Trading and Business Activities by TD or Its Affiliates May Adversely Affect the Market Value of, and Any Amount Payable on, the Notes.
We, the Agent and/or our other affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the value of a Reference Asset or one or more Reference Asset Constituents, and we may adjust these hedges by, among other things, purchasing or selling at any time any of the foregoing assets. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in a Reference Asset or one or more Reference Asset Constituents.
These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We, the Agent and/or our other affiliates may, at present or in the future, engage in business with one or more Reference Asset Constituent Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our, the Agent’s and/or our other affiliates’ obligations, and your interests as a holder of the Notes. Moreover, we, the Agent and/or our other affiliates may have published, and in the future expect to publish, research reports with respect to a Reference Asset or one or more Reference Asset Constituents. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us and/or our other affiliates may affect the value of a Reference Asset and, therefore, the market value of, and return on, the Notes.

TD SECURITIES (USA) LLC	P-11

Risks Relating to General Credit Characteristics
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will be based on the performance of the Least Performing Reference Asset, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amount due under the terms of the Notes.
Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
The U.S. tax treatment of the Notes is uncertain. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein and in the product supplements. You should consult your tax advisor as to the tax consequences of your investment in the Notes.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion herein under “Canadian Taxation” and the further discussion herein under “Summary”. If you are not a Non-resident Holder (as that term is defined under “Canadian Taxation” herein) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

TD SECURITIES (USA) LLC	P-12

Hypothetical Returns
The examples and table set out below are included for illustration purposes only and are hypothetical examples only: amounts below may have been rounded for ease of analysis. The hypothetical Percentage Changes of the Reference Assets used to illustrate the calculation of the Payment at Maturity are not estimates or forecasts of the actual Initial Values, the Final Values or the values of the Reference Assets on any Trading Day prior to the Maturity Date. All examples reflect the Leverage Factor of 200.00%, a Buffer Amount of 15.00%, a Buffer Value of each Reference Asset equal to 85.00% of its Initial Value, that a holder purchased Notes with a Principal Amount of $1,000 and that no market disruption event occurs on the Valuation Date. The actual terms of the Notes are set forth elsewhere in this pricing supplement.
Example 1 —	Calculation of the Payment at Maturity where the Final Value of each Reference Asset is greater than its Initial Value.
	Least Performing Percentage Change:	5.00%
	Payment at Maturity:	= $1,000.00 + ($1,000.00 × 5.00% × 200.00%) = $1,000.00 + $100.00 = $1,100.00.
	On a $1,000.00 investment, a Least Performing Percentage Change of 5.00% results in a Payment at Maturity of $1,100.00, for a return of 10.00% on the Notes.

Example 2 —
Calculation of the Payment at Maturity where the Final Value of any Reference Asset is less than or equal to its Initial Value and the Final Value of each Reference Asset is greater than or equal to its Buffer Value.

	Least Performing Percentage Change:	-5.00%
	Payment at Maturity:	= $1,000.00 + ($1,000.00 × Contingent Absolute Return) = $1,000.00 + ($1,000.00 × ∣-5.00%∣) = $1,000.00 + $50.00
	On a $1,000.00 investment, a Least Performing Percentage Change of -5.00% results in a Payment at Maturity of $1,050.00, a return of 5.00% on the Notes.

Example 3 —	Calculation of the Payment at Maturity where the Final Value of Any Reference Asset is less than its Buffer Value.
	Least Performing Percentage Change:	-60.00%
	Payment at Maturity:	= $1,000.00 + [$1,000.00 × (-60.00% + 15.00%)] = $1,000.00 - $450.00 = $550.00

On a $1,000.00 investment, a Least Performing Percentage Change of -60.00% results in a Payment at Maturity of $550.00, a loss of 45.00% on the Notes.
In this scenario, investors will suffer a percentage loss on their initial investment that is equal to the Least Performing Percentage Change, subject to the Buffer Amount. Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value in excess of the Buffer Amount, and may lose up to 85.00% of their Principal Amount. Any payment on the Notes is subject to our credit risk.

TD SECURITIES (USA) LLC	P-13

The following table shows the hypothetical return profile for the Notes on the Maturity Date, based on the hypothetical terms set forth above and assuming that the investor purchased the Notes at the public offering price and held the Notes until the Maturity Date. The hypothetical returns on the Notes illustrated in the following table are not estimates or forecasts of the Percentage Change of the Least Performing Reference Asset or the return or loss on the Notes. Neither TD nor the Agent is predicting or guaranteeing any gain or particular return on the Notes.

Hypothetical Least Performing Percentage Change	Hypothetical Payment at Maturity ($)	Hypothetical Return on Notes (%)
40.00%	$1,800.00	80.00%
30.00%	$1,600.00	60.00%
20.00%	$1,400.00	40.00%
15.00%	$1,300.00	30.00%
10.00%	$1,200.00	20.00%
5.00%	$1,100.00	10.00%
0.00%	$1,000.00	0.00%
-5.00%	$1,050.00	5.00%
-10.00%	$1,100.00	10.00%
-15.00%	$1,150.00	15.00%
-20.00%	$950.00	-5.00%
-30.00%	$850.00	-15.00%
-40.00%	$750.00	-25.00%
-50.00%	$650.00	-35.00%
-75.00%	$400.00	-60.00%
-100.00%	$150.00	-85.00%

TD SECURITIES (USA) LLC	P-14

Information Regarding the Reference Assets
All disclosures contained in this document regarding the Reference Assets, including, without limitation, their make-up, methods of calculation, and changes in any Reference Asset Constituents, have been derived from publicly available sources. We have not undertaken an independent review or due diligence of any publicly available information with respect to any Reference Asset.
Such information reflects the policies of, and is subject to change by, its Index Sponsor or Investment Adviser, as applicable. The Index Sponsor or Investment Adviser, as applicable, owns the copyright and all other rights to the relevant Reference Asset, has no obligation to continue to publish, and may discontinue publication of, the relevant Reference Asset. None of the websites referenced in the Reference Asset descriptions below, or any materials included in those websites, are incorporated by reference into this document or any document incorporated herein by reference. We have not independently verified the accuracy or completeness of reports filed by an Investment Adviser with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.
The graphs below set forth the information relating to the historical performance of each Reference Asset. The graphs below show the daily historical Closing Values of each Reference Asset for the periods specified. We obtained the information regarding the historical performance of each Reference Asset in the graphs below from Bloomberg. The Closing Values for an Equity Reference Asset may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of each Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Value of any Reference Asset. We cannot give you any assurance that the performance of the Reference Assets will result in a positive return on your initial investment.

TD SECURITIES (USA) LLC	P-15

Nasdaq-100 Index®
We have derived all information regarding the Nasdaq-100 Index® (“NDX”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Nasdaq, Inc. and its affiliates (collectively, “Nasdaq”) (its “Index Sponsor” or “Nasdaq”).
NDX is published by Nasdaq, but Nasdaq has no obligation to continue to publish NDX, and may discontinue publication of NDX at any time. NDX is determined, comprised and calculated by Nasdaq without regard to this instrument.
As discussed more fully in the underlier supplement under the heading “Indices – Nasdaq-100 Index®”, NDX includes 100 of the largest domestic and international non-financial securities listed on the Nasdaq Stock Market® based on market capitalization. NDX includes companies across major industry groups including computer hardware and software, telecommunications, retail and wholesale trade, and biotechnology, but does not contain securities of financial companies, including investment companies.
NDX is calculated under a modified capitalization-weighted methodology. The methodology is expected to retain in general the economic attributes of capitalization-weighting while providing enhanced diversification. To accomplish this, Nasdaq will review the composition of NDX on a quarterly basis and adjust the weightings of components using a proprietary algorithm, if certain pre-established weight distribution requirements are not met.
Historical Information
The graph below illustrates the performance of NDX from June 16, 2016 through June 16, 2026. The dotted line represents its Buffer Value of 25,472.9105, which is equal to 85.00% of its Initial Value.
Nasdaq-100 Index® (NDX)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-16

iShares® Semiconductor ETF
We have derived all information contained herein regarding the iShares® Semiconductor ETF (the “SOXX Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by, the SOXX Fund’s investment adviser, BlackRock Fund Advisors (“BFA” or the “Investment Adviser”) and the index sponsor of the Target Index, as defined below.
The SOXX Fund is one of the investment portfolios that constitute the iShares Trust (“iShares”). The SOXX Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses of the NYSE Semiconductor Index (the “Target Index”). The Target Index measures the performance of the equity securities of the 30 largest U.S.-listed companies that are classified according to the ICE Uniform Sector Classification schema within the Semiconductors Industry, as determined by ICE Data Indices, LLC or its affiliates (the “Index Sponsor”), which is independent of the SOXX Fund and BFA. The Target Index measures the performance of large- or mid-capitalization companies, and components primarily include companies in the semiconductor and technology industries or sectors. The index sponsor determines the composition and relative weightings of the securities in the Target Index and publishes information regarding the market value of the Target Index. The index sponsor is under no obligation to continue to publish, and may discontinue or suspend the publication of, the Target Index at any time.
Select information regarding the SOXX Fund’s expense ratio and its top constituents, country, industry and/or sector weightings may be made available on the SOXX Fund’s website. Expenses of the SOXX Fund reduce the net asset value of the assets held by the SOXX Fund and, therefore, reduce the value of the shares of the SOXX Fund.
BFA uses a representative sampling strategy to manage the SOXX Fund. “Representative sampling” is an indexing strategy that involves investing in a representative sample of the securities included in the Target Index that collectively has an investment profile similar to the Target Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the Target Index. The SOXX Fund may or may not hold all of the securities that are included in the Target Index.
The SOXX Fund will generally invest at least 80% of its assets in the securities of the Target Index and depositary receipts representing securities of the Target Index. The SOXX Fund also may invest the remainder of its assets in certain futures, options and swap contracts, cash and cash equivalents, including money market funds advised by BFA or its affiliates, as well as in securities not included in the Target Index, but which BFA believes will help the SOXX Fund track the Target Index.
Shares of the SOXX Fund are listed on the Nasdaq Stock Market under the ticker symbol “SOXX”.
Information from outside sources including, but not limited to the prospectus related to the SOXX Fund and any other website referenced in this section, is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. We have not undertaken an independent review or due diligence of any publicly available information with respect to the SOXX Fund or the Target Index.
Information filed by iShares with the SEC, including the prospectus for the SOXX Fund, can be found by reference to its SEC file numbers: 333-92935 and 811-09729 or its CIK Code: 0001100663.

TD SECURITIES (USA) LLC	P-17

Historical Information
The graph below illustrates the performance of the SOXX Fund from June 16, 2016 through June 16, 2026. The dotted line represents its Buffer Value of $502.554, which is equal to 85.00% of its Initial Value.
iShares® Semiconductor ETF (SOXX)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-18

S&P 500® Index
We have derived all information regarding the S&P 500® Index (“SPX”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (its “Index Sponsor” or “S&P Dow Jones”).
SPX is published by S&P Dow Jones, but S&P Dow Jones has no obligation to continue to publish SPX, and may discontinue publication of SPX at any time. SPX is determined, comprised and calculated by S&P Dow Jones without regard to this instrument.
As discussed more fully in the underlier supplement under the heading “Indices — S&P 500® Index”, SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of SPX is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Select information regarding top constituents and industry and/or sector weightings may be made available by the Index Sponsor on its website.
Historical Information
The graph below illustrates the performance of SPX from June 16, 2016 through June 16, 2026. The dotted line represents its Buffer Value of 6,384.6475, which is equal to 85.00% of its Initial Value.
S&P 500® Index (SPX)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-19

Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product supplements and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Notes as prepaid derivative contracts with respect to the Reference Assets. If your Notes are so treated, subject to the “constructive ownership” rules of Section 1260 of the Code, (discussed below), you should generally recognize gain or loss upon the taxable disposition (including cash settlement) of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction” under Section 1260 of the Code), such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences — Alternative Treatments” in the product supplements. There may also be a risk that the IRS could assert that the Notes should not give rise to long-term capital gain or loss because the Notes offer, at least in part, short exposure to the Reference Assets.
Section 1260. Because the Equity Reference Asset issuer would be treated as a “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that an investment in the Notes could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. If the Notes were treated as a constructive ownership transaction certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the taxable disposition of your Notes could be recharacterized as ordinary income and you could be subject to an interest charge on deferred tax liability with respect to such recharacterized gain). We urge you to read the discussion concerning the possible treatment of the Notes as a constructive ownership transaction under “Material U.S. Federal Income Tax Consequences – Section 1260” in the product supplement MLN-ES-ETF-1.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the product supplements, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Section 1297. We will not attempt to ascertain whether any Reference Asset Constituent Issuer of an Index Reference Asset would be treated as a passive foreign investment company (“PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply upon the taxable disposition of a Note. You should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult your tax advisors regarding the possible consequences to you if any such entity is or becomes a PFIC.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. According to the Notice, the IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations on their investments in the Notes.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax.

TD SECURITIES (USA) LLC	P-20

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
Non-U.S. Holders. If you are a non-U.S. holder, subject to 897 of the Code and Section 871(m) of the Code, and The Foreign Account Tax Compliance Act (“FATCA”), each as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 897 of the Code and Section 871(m) of the Code, discussed herein, gain realized from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether any Reference Asset Constituent Issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of the Note to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the Notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.
Based on our determination that the Notes are not “delta-one” with respect to the Reference Assets or any Reference Asset Constituent, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting a Reference Asset, any Reference Asset Constituent or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of a Reference Asset, any Reference Asset Constituent or the Notes. If you enter, or have entered, into other transactions in respect of a Reference Asset, any Reference Asset Constituent or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.
As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the Notes cause payments with respect to the Notes to become subject to withholding tax, we (or the applicable withholding agent) will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.

TD SECURITIES (USA) LLC	P-21

Foreign Account Tax Compliance Act. FATCA was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gains, profits, and income, and the gross proceeds from a disposition of property of a type that can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
Both U.S. and non- U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to an investment in the Notes, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non- U.S. or other taxing jurisdiction (including that of TD and those of the Reference Asset Constituent Issuers).

TD SECURITIES (USA) LLC	P-22

Canadian Taxation
The following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations promulgated thereunder (collectively, the “Canadian Tax Act”) generally applicable to a holder who is an individual and who acquires beneficial ownership of a Note upon the initial issuance of the Note by TD pursuant to this offering document or common shares of TD or any of its affiliates on a conversion of a Note on a bail-in conversion (if applicable), and who, for purposes of the Canadian Tax Act and any applicable income tax treaty, at all relevant times, is not resident and is not deemed to be resident in Canada, and who, for purposes of the Canadian Tax Act, at all relevant times, (i) deals at arm’s length with, and is not affiliated with, TD, any affiliate of TD, and any Canadian resident (or deemed Canadian resident) to whom the holder assigns or otherwise transfers the Note, (ii) is entitled to receive all payments (including any interest, principal and dividends, if applicable) made on the Note as beneficial owner, (iii) is not, and deals at arm’s length with each person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Canadian Tax Act) of TD and each affiliate of TD, (iv) is not an entity in respect of which TD or any affiliate of TD is a “specified entity” (as defined in subsection 18.4(1) of the Canadian Tax Act); (v) holds the Note or common shares of TD or any of its affiliates as capital property, (vi) does not use or hold and is not deemed to use or hold the Note or common shares of TD or any of its affiliates in or in the course of carrying on a business in Canada or as part of an adventure or concern in the nature of trade and (vii) is not an insurer carrying on an insurance business in Canada and elsewhere (a “Non-resident Holder”).
This summary assumes that no amount paid or payable to a Non-resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Canadian Tax Act. This summary further assumes that no Note or property acquired on settlement of a Note will be “taxable Canadian property” to a Non-resident Holder for purposes of the Canadian Tax Act at the time of its disposition or deemed disposition.
This summary is based upon the current provisions of the Canadian Tax Act in force as of the date hereof. On January 29, 2026, the Department of Finance (Canada) released for consultation proposed amendments to the Canadian Tax Act (the “January 29 Tax Proposals”) that would amend certain provisions of the Canadian Tax Act with respect to “hybrid mismatch arrangements” and introduce other consequential amendments. This overview does not take into account the January 29 Tax Proposals, but otherwise takes into account all other specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and the current administrative policies of the Canada Revenue Agency (“CRA”) published in writing by the CRA prior to the date hereof. This summary is not exhaustive of all possible Canadian federal income tax considerations relevant to an investment in Notes and, except for the Tax Proposals, does not take into account or anticipate any changes in law or CRA administrative policies, whether by way of legislative, governmental or judicial decision or action, nor does it take into account or consider any other federal tax considerations or any provincial, territorial or foreign tax considerations, which may differ materially from those discussed herein. While this summary assumes that the Tax Proposals will be enacted in the form proposed, no assurance can be given that this will be the case, and no assurance can be given that judicial, legislative or administrative changes will not modify or change the statements below.
The following is only a general summary of certain Canadian federal non-resident withholding and other tax provisions which may affect a Non-resident Holder of the Notes described in this offering document. This summary is not, and is not intended to be, and should not be construed to be, legal or tax advice to any particular Non-resident Holder and no representation with respect to the income tax consequences to any particular Non-resident Holder is made. Persons considering investing in Notes should consult their own tax advisors with respect to the tax consequences of acquiring, holding and disposing of Notes and any common shares of TD or any of its affiliates acquired on a bail-in conversion having regard to their own particular circumstances.
For the purposes of the Canadian Tax Act, all amounts not otherwise expressed in Canadian dollars must be converted into Canadian dollars based on the single day exchange rate as quoted by the Bank of Canada for the applicable day or such other rate of exchange that is acceptable to the Minister of National Revenue (Canada).
Notes
Interest (including amounts on account or in lieu of payment of, or in satisfaction of, interest) paid or credited, or deemed to be paid or credited, on a Note to a Non-resident Holder will not be subject to Canadian non-resident withholding tax unless all or any part of such interest is “participating debt interest”. “Participating debt interest” is defined in the Canadian Tax Act generally as interest (other than on a “prescribed obligation” described below) all or any portion of which is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. A “prescribed obligation” for this purpose is an “indexed debt obligation”, as defined in the Canadian Tax Act, in respect of which no amount payable is: (a) contingent or dependent upon the use of, or production from, property in Canada, or (b) computed by reference to: (i) revenue, profit, cash flow, commodity price or any other similar criterion, other than a change in the purchasing power of money, or (ii) dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. An “indexed debt obligation” is a debt obligation the terms or conditions of which provide for an adjustment to an amount payable in respect of the obligation for a period during which the obligation was outstanding that is determined by reference to a change in the purchasing power of money.
In the event that a Note is redeemed, cancelled, purchased or repurchased by TD or any other person resident or deemed to be resident in Canada from a Non-resident Holder or is otherwise assigned or transferred by a Non-resident Holder to TD or another person resident or deemed to be resident in Canada for an amount which exceeds, generally, the issue price thereof, the excess may, in certain circumstances be deemed to be interest and may, together with any interest that has accrued or is deemed to have accrued on the Note

TD SECURITIES (USA) LLC	P-23

to that time, be subject to Canadian non-resident withholding tax if all or any part of such interest or deemed interest is participating debt interest; unless, in certain circumstances, the Note is not an indexed debt obligation (described above) and was issued for an amount not less than 97% of its principal amount (as defined in the Canadian Tax Act), and the yield from the Note, expressed in terms of an annual rate (determined in accordance with the Canadian Tax Act) on the amount for which the Note was issued, does not exceed 4/3 of the interest stipulated to be payable on the Note, expressed in terms of an annual rate on the outstanding principal amount from time to time.
If applicable, the normal rate of Canadian non-resident withholding tax is 25% but such rate may be reduced under the terms of an applicable income tax treaty.
Generally, there are no other Canadian taxes on income (including taxable capital gains) payable by a Non-resident Holder under the Canadian Tax Act solely as a consequence of the acquisition, ownership or disposition of Notes by the Non-resident Holder.
Common Shares Acquired on a Bail-in Conversion
Dividends (including amounts on account or in lieu of payment of, or in satisfaction of, dividends) paid or credited or deemed to be paid or credited to a Non-resident Holder on any common shares of TD or common shares of an affiliate of TD that is a Canadian resident corporation will be subject to Canadian non-resident withholding tax of 25% but such rate may be reduced under the terms of an applicable income tax treaty.
A Non-resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition or deemed disposition of any common shares of TD or common shares of an affiliate of TD unless such shares constitute “taxable Canadian property” to the Non-resident Holder for purposes of the Canadian Tax Act at the time of their disposition, and such Non-resident Holder is not entitled to relief pursuant to the provisions of an applicable income tax treaty. Non-resident Holders should consult their own tax advisors with respect to their particular circumstances.

TD SECURITIES (USA) LLC	P-24

Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the Agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less the underwriting discount specified on the cover page hereof with respect to a portion of the Notes and will use all of that commission to allow selling concessions to other registered broker-dealers in connection with the distribution of the Notes. The underwriting discount represents the selling concessions for other dealers in connection with the distribution of the Notes. The total “Underwriting Discount” and “Proceeds to TD” specified on the cover hereof reflect the aggregate of the underwriting discount at the time TD established any hedge positions on or prior to the Pricing Date, which was variable and fluctuated depending on market conditions at such times. The Notes were generally offered to the public at the public offering price, provided that certain fee based advisory accounts may have agreed to purchase the Notes for as low as the price specified on the cover hereof and such registered broker-dealers may have agreed to forgo, in their sole discretion, some or all of their selling concessions in connection with such sales. TD will also periodically pay one or more unaffiliated dealers a structuring fee and/or marketing fee of $8.75 per Note with respect to $700,000.00 aggregate Principal Amount of the Notes and $5.00 per Note with respect to $106,000.00 aggregate Principal Amount of the Notes. In no event did the total fee and commission exceed $8.75 for any Note. We or one of our affiliates will also pay a fee to iCapital Markets LLC, who is acting as a dealer in connection with the distribution of the Notes. The costs included in the public offering price will also include fees paid by us or one of our affiliates to one or more other electronic platforms for providing certain other electronic platform services with respect to this offering, where selected dealers implement or utilize such providers. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. If any other affiliate of TD participates in this offering, that affiliate will also have a “conflict of interest” within the meaning of FINRA Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliate of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or third parties, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or third parties informs such purchaser otherwise in the confirmation of sale.
Prohibition on Sales to EEA Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.
Prohibition on Sales to United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

TD SECURITIES (USA) LLC	P-25

Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes were determined on the Pricing Date, based on prevailing market conditions, and are specified elsewhere in this pricing supplement.
The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have had an adverse effect on the economic terms of the Notes.
On the cover page of this pricing supplement, we have provided the estimated value for the Notes. The estimated value was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes and our internal funding rate. For more information about the estimated value, see “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.”
Our estimated value of the Notes is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agent may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agent or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Additional Risk Factors” herein.

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Validity of the Notes
In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special products counsel to TD, when the Notes offered by this pricing supplement have been executed and issued by TD and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of TD, enforceable against TD in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for TD, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP filed as Exhibit 5.3 to the registration statement on Form F-3 filed by TD on December 20, 2024.
In the opinion of McCarthy Tétrault LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, the Notes will have been validly executed and issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the senior indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated December 20, 2024, which has been filed as Exhibit 5.2 to the registration statement on Form F-3 filed by TD on December 20, 2024.

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